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                                                               EXHIBIT 99.(j)(F)

            Consent of Independent Registered Public Accounting Firm

The Board of Trustees of Wells Fargo Funds Trust:

We consent to the use of our reports for the C&B Mid Cap Value Fund, Common Stock Fund, Discovery Fund, Enterprise Fund, Mid Cap Disciplined Fund, Mid Cap Growth Fund, Opportunity Fund, Small Cap Disciplined Fund, Small Cap Growth Fund, Small Cap Opportunities Fund, Small Cap Value Fund, and Small/Mid Cap Value Fund, dated December 21, 2007, incorporated herein by reference, a total of twelve funds of the Wells Fargo Funds Trust, and to the references to our firm under the headings "Financial Highlights" in the prospectuses and "Independent Registered Public Accounting Firm" in the statements of additional information.


/s/ KPMG LLP

Philadelphia, Pennsylvania
March 28, 2008